UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 16, 2020

Date of Report (Date of earliest event reported)

EMPIRE POST MEDIA, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55962	98-0550352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2620 Regatta Drive, Suite 102 Las Vegas, Nevada	89128
(Address of principal executive offices)	(Zip Code)

(818) 424-6567

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

SECTION 1 – Registrant’s Business Operations.

ITEM 1.02 Termination of a Material Definitive Agreement.

On or about April 10, 2020 the Company elected to terminate a Consulting Agreement with Jung Yong Lee (aka John Lee) based on several reasons set forth in a letter dated April 10, 2020 from the Company to Mr. Lee including without limitation the failure to perform services, the failure to abide by a confidentiality non-disclosure agreement and the statements by Mr. Lee which have threatened improper and unwarranted retaliatory legal action(s) against the Company.

SECTION 8 - Other Events Item 8.01 Other Events.

ITEM 8.01 Other Events.

On April 2, 2020 the Company filed a civil lawsuit in Nevada District Court against Defendants Saean, Inc. and Jung Yong Lee (aka John Lee) regarding their actions related to the breach of a Convertible Note Purchase Agreement. The Company retained attorney Byron E. Thomas, Esq. of Las Vegas, Nevada to pursue this matter (including the defense of any counter actions) in the best interest of all shareholders.

In response to the lawsuit on or about April 3, 2020 the named Defendants wrote to Plaintiff informing it of their desire to conduct an ultra vires and defectively noticed meeting of shareholders for the Company at the office of their attorney in Las Vegas, Nevada, to among other things appoint a new board of directors and to dissolve the Company. In response, on or about Monday April 13, 2020 the Company, though its’ attorney Byron E. Thomas, Esq., filed an Application for Temporary Restraining Order to prevent any such un-noticed meetings or any ultra vires corporate actions or securities issuances/transfers by the Defendants Saean, Inc. and Jung Yong Lee (aka John Lee).

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not Applicable

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

99.1 – Additional Exhibits – Copy of Letter of Cancellation dated April 10, 2020 to Jung Lee

99.2 – Additional Exhibits - Copy of the Application for TRO with Exhibits dated April 14, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPRE POST MEDIA, INC.

DATE: April 16, 2020	By:	/s/ William Sawyer
	Name:	William Sawyer
	Title:	President and Chief Operating Officer